Exhibit 99.1

Clearwater Paper Reports Second Quarter 2023 Results

SPOKANE, Wash.--(BUSINESS WIRE)--August 1, 2023 --Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality tissue and bleached paperboard products, today reported financial results for the second quarter and six months ended June 30, 2023.
SECOND QUARTER HIGHLIGHTS
•Net sales of $525 million, slightly below the second quarter of last year
•Net income of $30 million, or $1.75 per diluted share
•Adjusted net income of $30 million, $11 million higher than the second quarter of last year
•Adjusted EBITDA of $71 million, $8 million higher than second quarter of last year
•Adjusted EBITDA margin at 13.6%, up from 12% during the second quarter of last year
•Reduced net debt by $25 million from first quarter of this year
•Repurchased $8 million of outstanding shares, with $15 million remaining under program
“We had a stronger than expected second quarter, with solid operational performance and lower than expected costs for key inputs such as pulp, energy, and transportation. Tissue demand remained strong, while paperboard was soft as consumer spending slowed and customers continued to manage inventories,” said Arsen Kitch, president and chief executive officer. “We continued to focus on cash flow generation and were able to reduce our net debt by $25 million and repurchase 263 thousand shares of our stock.”

OVERALL RESULTS
For the second quarter of 2023, Clearwater Paper reported net sales of $525 million compared to net sales of $526 million for the second quarter of 2022. Net income for the second quarter of 2023 was $30 million, or $1.75 per diluted share, compared to net income for the second quarter of 2022 of $15 million, or $0.86 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the second quarter of 2023 of $30 million, or $1.74 per diluted share, compared to second quarter 2022 adjusted net income of $19 million, or $1.11 per diluted share. Adjusted EBITDA for the second quarter of 2023 was $71 million, compared to the second quarter of 2022 Adjusted EBITDA of $63 million.
For the first six months of 2023, Clearwater Paper reported net sales of $1.1 billion, a 3% increase compared to net sales of $1.0 billion for the first six months of 2022. Net income for the first six months of 2023 was $54 million, or $3.15 per diluted share, compared to net income for the first six months of 2022 of $31 million, or $1.83 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the first six months of 2023 of $55 million, or $3.21 per diluted share, compared to first six months of 2022 adjusted net income of $36 million, or $2.13 per diluted share. Adjusted EBITDA for the first six months of 2023 was $137 million, compared to the first six months of 2022 Adjusted EBITDA of $122 million
Pulp and Paperboard Segment
Net sales in the Pulp and Paperboard segment were $272 million for the second quarter of 2023, down 8% compared to second quarter 2022 net sales of $296 million. Segment operating income for the second quarter of 2023 was $42 million, compared to $52 million for the second quarter of 2022. Adjusted EBITDA for the segment was $51 million in the second quarter of 2023, compared to $61 million in the second quarter of 2022. The decrease in operating income and Adjusted EBITDA was primarily driven by planned production downtime to manage inventories, higher maintenance costs and lower sales volumes, partially offset by higher sales prices.
Net sales in the Pulp and Paperboard segment were $551 million for the first six months of 2023, down 2% compared to net sales of $562 million in the first six months of 2022. Segment operating income for the first six months of 2023 was $99 million, compared to $102 million for the first six months of 2022. Adjusted EBITDA for the segment was $118 million in the first six months of 2023, compared to $121 million in the first six months of 2022. The decrease in operating income and Adjusted EBITDA was driven primarily by planned production downtime to manage inventories and lower sales volumes, partially offset by higher sales prices.
Pulp and Paperboard Sales Volumes and Prices:

• Paperboard sales volumes were 186,160 tons in the second quarter of 2023, a decrease of 14% compared to 215,903 tons in the second quarter of 2022. Paperboard sales volumes were 375,558 tons in the first six months of 2023, a decrease of 10% compared to 417,259 tons in the first six months of 2022.
• Paperboard average net selling price increased 6% to $1,413 per ton for the second quarter of 2023, compared to $1,332 per ton in the second quarter of 2022. Paperboard average net selling price increased 10% to $1,428 per ton for the first six months of 2023, compared to $1,299 per ton in the first six months of 2022.
Consumer Products Segment
Net sales in the Consumer Products segment were $254 million for the second quarter of 2023, up 9% compared to second quarter 2022 net sales of $232 million. Segment operating income for the second quarter of 2023 was $25 million compared to operating income of $3 million in the second quarter of 2022. Adjusted EBITDA for the segment was $40 million in the second quarter of 2023, compared to $19 million in the second quarter of 2022. The increase in operating income and Adjusted EBITDA was driven by higher sales prices and lower input costs, primarily in freight and energy.
Net sales in the Consumer Products segment were $502 million for the first six months of 2023, up 10% compared to net sales of $455 million in the first six months of 2022. Segment operating income for the first six months of 2023 was $29 million compared to operating income of $4 million in the first six months of 2022. Adjusted EBITDA for the segment was $59 million in the first six months of 2023, compared to $35 million in the first six months of 2022. The increase in operating income and Adjusted EBITDA was driven by higher sales prices partially offset by higher input costs, primarily in pulp, freight and energy costs.
Retail Tissue Sales Volumes and Prices:
• Retail tissue volumes sold were 78,672 tons in the second quarter of 2023 compared to 76,604 tons in the second quarter of 2022. Retail tissue volumes sold were 155,520 tons in the first six months of 2023, an increase of 2% compared to 152,030 tons in the first six months of 2022.
• Retail tissue average net selling price increased 8% to $3,214 per ton in the second quarter of 2023, compared to $2,984 per ton in the second quarter of 2022. Retail tissue average net selling price increased 10% to $3,207 per ton in the first six months of 2023, compared to $2,928 per ton in the first six months of 2022.
COMPANY OUTLOOK
“We expect continued strength in our tissue business in the coming quarters, with projected strong demand and lower input costs driving improved margins. We also anticipate that our paperboard volumes will improve in the second half of this year as compared to the first half. We will continue our focus on cash flow generation through strong operating performance and managing inventories by matching supply with demand,” continued Kitch.
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at https://ir.clearwaterpaper.com/investors/events-and-presentations beginning at 5:00 p.m. Pacific Time today.
ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.
USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the second quarter and first six months of 2023 and 2022, including adjusted income and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP metrics because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as a factor in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding demand, inflation, our expectations regarding the paperboard and tissue markets, operational and financial performance, and our focus on cash flow and inventory management. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: competitive pricing pressures for our products, including as a result of capacity additions, demand reduction and the impact of foreign currency fluctuations on the pricing of products globally; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which we operate; manufacturing or operating disruptions, including equipment malfunctions and damage to our manufacturing facilities; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in energy, chemicals, packaging and transportation costs and disruptions in transportation services impacting our ability to receive inputs or ship products to customers; reliance on a limited number of third-party suppliers, vendors and service providers required for the production of our products and our operations; changes in customer product preferences and competitors' product offerings; cyber-security risks; larger competitors having operational, financial and other advantages; consolidation and vertical integration of converting operations in the paperboard industry; our ability to successfully execute capital projects and other activities to operate our assets, including effective maintenance, implement our operational efficiencies and realize higher throughput or lower costs; IT system disruptions and IT system implementation failures; labor disruptions; cyclical industry conditions; changes in expenses, required contributions and potential withdrawal costs associated with our pension plans; environmental liabilities or expenditures and climate change; our ability to attract, motivate, train and retain qualified and key personnel; ability to service our debt obligations and restrictions on our business from debt covenants and terms; changes in our banking relations, or in our customer supply chain financing; negative changes in our credit agency ratings; changes in laws, regulations or industry standards affecting our business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2022. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release.

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2023	2022	2023	2022
Net sales	$524.6	$526.4	$1,050.0	$1,014.6
Costs and expenses:
Cost of sales	438.7	455.2	887.2	877.2
Selling, general and administrative expenses	39.1	33.9	75.1	66.7
Other operating (income) charges, net	(0.4)	5.7	0.6	6.3
Total operating costs and expenses	477.3	494.9	962.9	950.2
Income from operations	47.3	31.5	87.1	64.4
Interest expense, net	(7.5)	(10.7)	(15.1)	(19.3)
Debt retirement costs	—	(0.3)	—	(0.5)
Other non-operating (expense) income	0.1	(1.4)	0.2	(2.8)
Total non-operating expense	(7.4)	(12.4)	(14.9)	(22.7)
Income before income taxes	39.9	19.1	72.2	41.7
Income tax provision	10.2	4.4	18.6	10.4
Net income	$29.7	$14.7	$53.5	$31.3

Net income per common share:
Basic	$1.76	$0.87	$3.18	$1.86
Diluted	1.75	0.86	$3.15	$1.83

Average shares outstanding (in thousands):
Basic	16,865	16,849	16,849	16,788
Diluted	16,958	17,078	17,003	17,080
`

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$41.7	$53.7
Receivables, net	196.6	188.8
Inventories	340.4	324.0
Other current assets	13.4	19.9
Total current assets	592.1	586.3
Property, plant and equipment, net	1,000.2	1,017.1
Other assets, net	112.7	100.1
Total assets	$1,705.0	$1,703.5

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$0.9	$0.9
Accounts payable and accrued liabilities	262.6	311.1
Total current liabilities	263.5	312.0
Long-term debt	564.8	564.9
Liability for pension and other postretirement employee benefits	57.2	58.2
Deferred tax liabilities and other long-term obligations	205.0	196.4
Total liabilities	1,090.5	1,131.5

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	17.7	28.5
Retained earnings	630.3	576.8
Accumulated other comprehensive loss, net of tax	(33.4)	(33.3)
Total stockholders' equity	614.5	572.1
Total liabilities and stockholders' equity	$1,705.0	$1,703.5

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Operating activities
Net income	$29.7	$14.7	$53.5	$31.3
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	24.6	25.7	49.4	51.2
Equity-based compensation expense	1.5	4.9	3.4	5.5
Deferred taxes	(1.6)	(1.9)	(2.9)	(4.1)
Defined benefit pension and other postretirement employee benefits	(0.6)	0.8	(1.1)	1.5
Amortization of deferred debt costs and debt retirement	0.3	0.7	0.6	1.3
Loss on sale or impairment associated with assets	—	4.6	1.1	4.6
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	(7.7)	(11.3)	(14.1)	(21.8)
Inventories	5.3	(5.8)	(17.0)	(10.0)
Other current assets	5.4	4.2	5.8	4.2
Accounts payable and accrued liabilities	(10.7)	40.6	(42.5)	54.5
Other, net	(0.1)	1.3	0.6	1.4
Net cash flows provided by operating activities	46.0	78.5	36.9	119.5
Investing activities
Additions to property, plant and equipment, net	(12.8)	(5.4)	(34.3)	(13.2)
Net cash flows used in investing activities	(12.8)	(5.4)	(34.3)	(13.2)
Financing activities
Borrowings on short-term debt	—	—	12.0	—
Repayments of borrowings on short-term debt	—	—	(12.0)	—
Repayments of long-term debt	(0.2)	(35.1)	(0.5)	(55.5)
Taxes paid related to net share settlement of equity awards	(0.4)	(1.0)	(4.6)	(2.5)
Repurchases of common stock	(8.4)	(3.9)	(10.1)	(3.9)
Other, net	—	—	(0.1)	—
Net cash flows used in financing activities	(8.9)	(40.0)	(15.3)	(61.9)

Increase (decrease) in cash, cash equivalents and restricted cash	24.3	33.1	(12.7)	44.4
Cash, cash equivalents and restricted cash at beginning of period	17.4	37.5	54.4	26.2
Cash, cash equivalents and restricted cash at end of period	$41.7	$70.6	$41.7	$70.6

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Segment net sales:
Pulp and Paperboard	$272.3	$295.8	$551.0	$562.0
Consumer Products	253.6	232.1	502.0	455.2
Eliminations	(1.3)	(1.5)	(3.0)	(2.6)
Total segment net sales	$524.6	$526.4	$1,050.0	$1,014.6

Operating income (loss):
Pulp and Paperboard	$42.0	$52.0	$99.1	$102.3
Consumer Products	25.0	3.5	29.2	4.4
Corporate and eliminations	(20.1)	(18.2)	(40.6)	(36.0)
Other operating income (charges), net [1]	0.4	(5.7)	(0.6)	(6.3)
Income from operations	$47.3	$31.5	$87.1	$64.4
1Other operating income (charges), net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 9 within Clearwater Paper's Form 10-Q filed with the SEC for the period end June 30, 2023 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2023	2022	2023	2022
Net income	$29.7	$14.7	$53.5	$31.3
Add back:
Income tax provision	10.2	4.4	18.6	10.4
Interest expense, net	7.5	10.7	15.1	19.3
Depreciation and amortization	24.6	25.7	49.4	51.2
Other operating (income) charges, net[1]	(0.4)	5.7	0.6	6.3
Debt retirement costs	—	0.3	—	0.5
Other non-operating (income) expense	(0.1)	1.4	(0.2)	2.8
Adjusted EBITDA	$71.5	$63.0	$137.2	$121.9

Pulp and Paperboard segment income	$42.0	$52.0	$99.1	$102.3
Depreciation and amortization	9.3	9.2	18.5	18.5
Adjusted EBITDA Pulp and Paperboard	$51.3	$61.2	$117.6	$120.8

Consumer Products segment income	$25.0	$3.5	$29.2	$4.4
Depreciation and amortization	14.7	15.6	29.7	30.9
Adjusted EBITDA Consumer Products	$39.7	$19.1	$58.9	$35.3

Corporate and other expenses	$(20.1)	$(18.2)	$(40.6)	$(36.0)
Depreciation and amortization	0.6	0.9	1.2	1.8
Adjusted EBITDA Corporate and other	$(19.5)	$(17.3)	$(39.3)	$(34.2)

Pulp and Paperboard segment	$51.3	$61.2	$117.6	$120.8
Consumer Products segment	39.7	19.1	58.9	35.3
Corporate and other	(19.5)	(17.3)	(39.3)	(34.2)
Adjusted EBITDA	$71.5	$63.0	$137.2	$121.9
1 Other operating (income) charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 9 within Clearwater Paper's Form 10-Q filed with the SEC for the period end June 30, 2023 for the detailed breakout of this amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2023	2022	2023	2022

Adjusted net income:
Net income	$29.7	$14.7	$53.5	$31.3
Add back:
Income tax provision	10.2	4.4	18.6	10.4
Income before income taxes	39.9	19.1	72.2	41.7

Add back:
Debt retirement costs	—	0.3	—	0.5
Other operating (income) charges, net	(0.4)	5.7	0.6	6.3
Adjusted income before tax	$39.4	$25.2	$72.8	$48.5
Normalized income tax provision	9.9	6.3	18.2	12.1
Adjusted net income	$29.6	$18.9	$54.6	$36.4

Weighted average diluted shares (thousands)	16,958	17,078	17,003	17,080

Adjusted income per diluted share	$1.74	$1.11	$3.21	$2.13

	June 30, 2023	March 31, 2023	December 31, 2022
Calculation of net debt:
Current portion of long-term debt	$0.9	$0.9	$0.9
Long-term debt	564.8	564.9	564.9
Add back:
Unamortized deferred debt costs	3.0	3.2	3.4
Less:
Finance leases	23.7	24.0	24.2
Cash and cash equivalents	41.7	16.7	53.7
Net debt	$503.3	$528.3	$491.3

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Strategic Communications
509-344-5906
investorinfo@clearwaterpaper.com

News media:
Jules Joy, Director, Corporate Communications
509-344-5967
Julia.joy@clearwaterpaper.com